Exhibit 5.1

Hogan Lovells US LLP
Columbia Square
555 Thirteenth Street, NW
Washington, DC 20004
T +1 202 637 5600
F +1 202 637 5910 www.hoganlovells.com

August 25, 2015

Board of Trustees

RLJ Lodging Trust

3 Bethesda Metro Center, Suite 1000

Bethesda, MD 20814

Ladies and Gentlemen:

We are acting as counsel to RLJ Lodging Trust, a Maryland real estate investment trust (the “Company”), in connection with its registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the resale from time to time by the selling shareholders identified in the Registration Statement of up to 2,774,157 common shares of beneficial interest, par value $0.01 per share, of the Company, including (i) common shares that were issued to such selling shareholders pursuant to that certain Merger Agreement, dated as of February 1, 2011, by and among RLJ Lodging Fund II, L.P., RLJ Lodging Fund II (PF #1), L.P., RLJ Lodging Trust and RLJ Capital Partners II, LLC or that certain Merger Agreement, dated as of February 1, 2011, by and among RLJ Real Estate Fund III, L.P., RLJ Real Estate Fund III (PF #1), L.P., RLJ Lodging Trust and RLJ Capital Partners III, LLC, as applicable (the “Shares”), and (ii) up to 894,000 common shares (the “Redemption Shares”) that the Company may issue to certain holders of units of limited partnership interest (OP units”), in RLJ Lodging Trust, L.P., and to any of their pledgees, donees, transferees or other successors in interest upon tender of OP units for redemption, which OP units were issued to certain selling shareholders pursuant to that certain Contribution Agreement, dated as of April 25, 2011, as amended, by and between RLJ Lodging Trust and RLJ Development, LLC. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed.  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies).  We also have assumed that the Shares have not been issued in violation of the ownership limit contained in the Company’s Articles of Amendment and Restatement of Declaration of Trust. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia.  “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in:  Alicante  Amsterdam  Baltimore  Beijing  Berlin  Brussels  Caracas  Colorado Springs  Denver  Dubai  Dusseldorf  Frankfurt  Hamburg  Hanoi  Ho Chi Minh City  Hong Kong  Houston  London  Los Angeles  Madrid  Miami  Milan  Moscow  Munich  New York  Northern Virginia  Paris  Philadelphia  Prague  Rome  San Francisco  Shanghai  Silicon Valley  Singapore  Tokyo  Ulaanbaatar  Warsaw  Washington DC  Associated offices: Budapest  Jakarta  Jeddah  Riyadh  Zagreb.  For more information see www.hoganlovells.com

This opinion letter is based as to matters of law solely on the applicable provisions of Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended, and applicable provisions of the Maryland General Corporation Law, as amended, currently in effect. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that, assuming receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Trustees of the Company authorizing the issuance of the Shares, the Shares are validly issued, fully paid, and nonassessable and the Redemption Shares, if and when issued in accordance with the terms of the Amended and Restated Agreement of Limited Partnership, dated May 13, 2011, of RLJ Lodging Trust, L.P., will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement.  We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP